Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of Popular Total Return Fund, Inc. of our report dated May 7, 2021, relating to the financial statements and financial highlights of Popular Total Return Fund, Inc. which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Auditor” and “Auditing Services” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

November 29, 2021

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918 T: (787) 754 9090, www.pwc.com/us